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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                     TO THE CERTIFICATE OF INCORPORATION OF
                            STRIKER INDUSTRIES, INC.

     Striker Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was adopted setting forth a proposed amendment to ARTICLE V of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The proposed amendment increases the par value of the Common Stock of the Corporation from $0.20 per share to $0.50 per share simultaneously with a 1-for-2.5 reverse stock split of the issued (but not the authorized and unissued) Common Stock of the Corporation, including shares of Common Stock of the Corporation held by it as treasury shares and shares reserved for issuance to holders of options and Warrants of the Corporation outstanding on the date of filing of said amendment with the Secretary of State of Delaware, which amendment alters or changes ARTICLE V of the Certificate of Incorporation of the Corporation so that, as amended, ARTICLE V shall hereafter be and read as follows:

                                   "ARTICLE V

     The total number of shares of all classes of capital stock which this Corporation shall have authority to issue is 30,000,000 shares, which shall be divided into two classes as follows:

     5,000,000 shares of Preferred Stock with a par value of $0.20 per share, and

     25,000,000 shares of Common Stock with a par value of $0.50 per share.

     At such time as the Certificate of Amendment to the Certificate of Incorporation of this Corporation providing for 5,000,000 shares of Preferred Stock of this Corporation with a par value of $0.20 per share and 25,000,000 shares of Common Stock of this Corporation with a par value of $0.50 per share is filed with the Secretary of State of Delaware (the date of such filing being hereinafter called the "Effective Date"), the issued (but not the authorized and unissued) shares of Common Stock of the Corporation, including shares of Common Stock of the Corporation held by it as treasury shares on the Effective Date, and including shares of the Corporation's Common Stock reserved for issuance on the Effective Date to holders of then outstanding options and Warrants of the Corporation, will be changed and split on the basis of 1 share with a par value of $0.50 per share for each 2.5 shares with a par value of $0.20 per share. No fractional shares will

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be issued and all fractional shares will be rounded up to the nearest whole share. On the Effective Date, all shares of Common Stock of the Corporation of the par value of $0.20 per share issued and outstanding or held in the treasury of the Corporation (but not authorized and unissued shares) or then reserved for issuance to holders of then outstanding options and Warrants of the Corporation, shall at such time, without any action on the part of the holders thereof, be reclassified, changed and converted into a number of shares of Common Stock of the Corporation of the par value of $0.50 per share equal to 2/5 of the aggregate number of shares of Common Stock of the Corporation of the par value of $0.20 per share outstanding or held in the treasury or reserved for issuance to holders of options and Warrants of the Corporation immediately prior to the Effective Date, without increasing or decreasing the amount of stated capital or surplus of the Corporation. As promptly as practicable after the effective date of the reclassification and change in the shares of the Common Stock of the Corporation in accordance with the foregoing, notice shall be given to all stockholders of record of the Corporation on the Effective Date to surrender their certificate or certificates of shares of Common Stock of the Corporation to the Corporation's Transfer Agent for cancellation and reissuance in accordance with the terms of the provisions of amended ARTICLE V as set forth in the Certificate of Amendment. On the Effective Date, no shares of Preferred Stock of the Corporation will have been issued or be outstanding.

     The Common Stock or Preferred Stock may be issued by the Corporation from time to time for such consideration and upon such terms as may be fixed from time to time by the Board of Directors and as may be permitted by law, without action by any stockholders.

     Each share of Common Stock shall be equal to every other share of Common Stock in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.

     The Preferred Stock shall be classified, divided and issued in series. Each series of Preferred Stock may be issued as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors pursuant to the authority vested in it. Each series is to be appropriately designated prior to the issue of any shares thereof by some distinguishable letter, number or title. All shares of Preferred Stock shall be of equal rank and have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof, except in regard to the following particulars, which may be different in different series:

1.   The rate of dividend.

2.   The price at and the terms and conditions on which shares may be redeemed.

3. The amount payable upon shares in the event of voluntary or involuntary liquidation

4.   Sinking fund provisions for the redemption or purchase of shares.


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5.   The terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion.

6.   Voting rights, if any.

     The Board of Directors may, from time to time, increase the number of shares of any series of Preferred Stock already created by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of any Preferred Stock already created providing that any unissued shares previously assigned to such series shall no longer constitute a part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued Preferred Stock by fixing or altering the terms thereof in respect to the above mentioned particulars and by assigning the same to an existing or newly-created series from time to time before the issuance of such stock.

     Dividends shall be payable upon the Preferred Stock or Common Stock at the discretion of the Board of Directors of the Corporation at such time and in such amounts as it deems advisable, subject, however, to the provisions of applicable law."

     SECOND: That thereafter, pursuant to resolutions of its Board of Directors, an Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Sec.222 of the General Corporation Law of the state of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the foregoing amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Sec. 242 of the General Corporation Law of the state of Delaware.

     IN WITNESS WHEREOF, Striker Industries, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its President and attested by its Secretary, both duly authorized, on the 25th day of June, 1997.


ATTEST:                                  STRIKER INDUSTRIES, INC.


By: /s/ Matthew D. Pond                  By: /s/ David A. Collins
   --------------------------               ---------------------------
   Matthew D. Pond, Secretary               David A. Collins, President